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                                EXHIBIT 10.8

                    COLONIAL LIFE & ACCIDENT INSURANCE CO.
                          ANNUAL INCENTIVE PLAN


OBJECTIVES
1) Provide meaningful incentive geared to the achievement of specific Colonial and UNUM business goals.

2) Maintain a highly competitive total pay opportunity that will support the attraction and retention of outstanding performers for key positions.

3) Encourage an environment of shared vision and collaboration between UNUM Corporation and Colonial, as well as promote teamwork within Colonial.


PLAN ADMINISTRATION
The Colonial Board of Directors (hereafter referred to as "The Board") is responsible for the administration of the Plan. The Board may elect to delegate Plan responsibilities to a committee.

All decisions made by The Board regarding Plan design, participation, interpretation and payouts are final.

ELIGIBILITY
All regular full-time and regular part-time employees who are not participating in another incentive or commission program may be eligible if they meet the following criteria:

      1)    Are in a position at salary grade 18 or above, and

      2)    Are employed on or before October 1 of the Plan
            Year and are still employed at the end of the Plan Year, except in cases of death, disability or retirement, which are discussed in the "Termination of Employment" section. The Plan Year is defined as January 1 to December 31.

Participation in the Plan is not automatic. Individual participants will be recommended by senior management and approved by The Board, generally based on their ability to directly and significantly impact the continued success of Colonial and UNUM. The Board has the discretion to initiate or discontinue participation of any individual at any time for any reason.

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COMPONENTS
The Plan is based on a qualitative and quantitative assessment of both financial and business goals of Colonial and UNUM Corporation.

For determining payouts, the components are weighted as follows:

      Colonial Performance                      60%

      UNUM Corporation Performance              40%


DETERMINATION OF PERFORMANCE MEASURES
Performance measures are established for each Plan Year as follows:

COLONIAL COMPONENT:
In consultation with UNUM Corporation's CEO, Colonial's senior management will make a recommendation to The Board on appropriate performance measures for the Plan year.

ENTERPRISE COMPONENT:
Determination of UNUM Enterprise performance measures is the responsibility of the UNUM Corporation Board of Directors, in consultation with the CEO.

DETERMINATION OF TARGET AWARDS
UNUM Corporation's CEO will make a recommendation to The Board on target payouts for Colonial's senior officers. Colonial's senior management, in consultation with UNUM Corporation's CEO, will make recommendations to The Board on target payouts for other plan participants.

PAYOUTS
Payouts are at the discretion of The Board. The Board will accept the determination of the UNUM Corporation Board of Directors (or a committee thereof) as to the amount, if any, of payout for the Enterprise component of the Plan. Payouts will be determined by assessing both the achievement of the financial goal(s) and progress against other business goals established at the beginning of the Plan Year. Colonial's senior management will review progress for the Plan Year and make a recommendation to UNUM Corporation's CEO on payout level, if any. The Board may elect to modify or disallow payouts for any reason at any time.

Senior management may elect to recommend an adjustment in payout for any participant based on individual performance.

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Payouts will be made as soon as practical after year-end results are determined, certified by Colonial's outside auditors, and approved by The Board.

Payouts will be a percentage of base salary earned between January 1 and December 31 of the Plan Year. For purposes of this Plan, base salary includes base pay, shift pay and geographic differential pay. Base salary excludes overtime, all bonuses and awards, and any other compensation that is not salary related.

In the event of transfers between affiliates, payouts will be based on earnings received while at each Affiliate and will reflect the performance of the respective organization with which the employee was associated.

Taxes will be withheld from payouts in accordance with tax regulations and withholding allowances (IRS form W-4) as they exist on the day of the distribution.

TERMINATION OF EMPLOYMENT
In the event that an employee separates from the Company by reason of death, disability or retirement during the Plan Year, the employee or the employee's estate will be eligible for a payout, provided the employee was on active employment status at the beginning of the Plan Year. Any payout would be based on base salary earnings while on active employment status during the Plan Year. For purposes of this Plan, active employment status is defined as being actively at work or on sick leave, short-term disability or approved leave of absence.

If an employee separates from the Company during the Plan Year for any reason other than death, disability or retirement, any payout for that Plan Year is forfeited, unless otherwise determined by The Board.

CHANGES IN PARTICIPATION/PAYOUT STATUS
If an employee has a job change or reclassification during the Plan Year that would make the employee eligible for a different target payout level, the payout level for that year will be based on the new level if the position change occurs before July 1. If such a change occurs after July 1 of the Plan Year, any payout would be prorated for the time under each payout level.

Employees who become ineligible for the Annual Incentive Plan because of position changes would become eligible for the Success Sharing Plan. Any payout for that Plan Year would be prorated for the time spent in each plan.

In cases of prorated payouts because of position changes, the new participation status will take effect the first full month in the new position.

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PLAN AMENDMENTS, MODIFICATIONS AND TERMINATION
The Board has the right to modify, amend, or terminate the Plan, with or without notice. The Board also has the right to discontinue (either temporarily or permanently) the distribution of incentive awards. Award payments, if any, are not a vested right of any individual but subject to the determination of The Board in its sole discretion.

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                        1994 ANNUAL INCENTIVE PLAN
                             PAYOUT GUIDELINES


COLONIAL COMPONENT                  60% OF PAYOUT
-------------------------------------------------

The Colonial component consists of two factors: a) a specific financial goal, and b) progress against other business goals. BOTH FACTORS will be assessed in determining any Plan payout. Payout is at the full discretion of The Board.

The financial goals for 1994 are based on operating earnings, defined as after-tax corporate earnings excluding realized gains and losses on investments.

For purposes of the Plan, the goals are as follows:

THRESHOLD:        a.    40.8 million operating earnings
                  b.    Reach business goals

TARGET:           a.    44.0 million operating earnings
                  b.    Exceed business goals

MAXIMUM:          NOT ESTABLISHED


ENTERPRISE COMPONENT                      40% OF PAYOUT
-------------------------------------------------------

The Enterprise component of the Plan consists of a qualitative assessment of Corporate performance, which will be based upon an EVALUATION of BOTH the financial performance (Net EPS, defined as UNUM Corporation's net income after realized capital gains and losses divided by the average number of shares outstanding) and strategic goals (progress toward 1998 Goals, Corporate Marketing Strategy, Information Technology Strategy, development of Core Competencies, and long term positioning of the business). The evaluation of financial performance will consider not only the LEVEL of results but also HOW the results were attained. The Targeted Net EPS will be $4.60, and the Performance range will be between a threshold of $4.25 and a maximum of $5.20. In addition to this evaluation of financial results, final payout will consider the overall performance of UNUM Corporation in key strategic goals.

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Payout guidelines are as follows, expressed as a percentage of base salary earned:


                  Grade             Grade             Grade             Chairman/
                  18 - 20           21-22             23-24              President
                  -------           -----             -----             ----------
THRESHOLD             5%              7.5%             10%                17.5%

TARGET               10%             15%               20%                35%

MAXIMUM              20%             30%               40%                70%


A Plan participant's payout may be adjusted based on individual performance, at the recommendation of senior management and approval of The Board.

The preceding should be considered as general guidelines. Determination of payouts rests solely with The Board at its full discretion. The Board may adjust payments upward or downward depending on Enterprise or Colonial performance.